Exhibit 23.3

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in Amendment # 1 to the Registration Statement (Form S-4) and related Proxy Statement and Prospectus of Energy Transfer Partners, L.P. for the registration of common units and to the incorporation by reference therein of our report dated February 28, 2015, with respect to the consolidated financial statements (not presented separately therein) of Susser Holdings Corporation, included in Energy Transfer Partners, L.P.’s Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Houston, Texas
March 10, 2015